Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 20, 2024, relating to the financial statements of HashiCorp, Inc. and the effectiveness of HashiCorp, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of HashiCorp, Inc. for the year ended January 31, 2024.
/s/ Deloitte & Touche LLP
San Jose, California
March 20, 2024